Exhibit 4.1

CONTRATO DE CESION DE DERECHOS(“CONVENIO” 0 “CONTRATO) QUE CELEBRAN, POR UNA PARTE, COMPANIA MINERA ZAPATA, S.A. DE C.V., REPRESENTADA EN ESTE ACTO POR EL SR. FRANCISCO HEIRAS MANCERA (EN ADELANTE IDENTIFICADA COMO “LA CEDENTE”); Y, POR UNA SEGUNDA PARTE, DON DAVID GOLD MEXICO, S.A. DE C.V. (EN ADELANTE LA "CESIONARIA"), REPRESENTADA EN ESTE ACTO POR EL SENIOR DANIEL ISAAC SALCEDO ZERMENO, AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLAUSULAS.
DECLARACIONES
1. Declara la CEDENTE. oor conducto de

ASSIGNMENT OF RIGHTS AGREEMENT (“AGREEMENT” OR “CONTRACT”) ENTERED INTO BY AND BETWEEN, AS FIRST PARTY COMPANIA MINERA ZAPATA, S.A. DE C.V., HEREBY REPRESENTED BY MR. FRANCISCO HEIRAS MANCERA (HEREINAFTER IDENTIFIED AS THE “ASSIGNOR”; AND AS THE SECOND PARTY, DON DAVID GOLD MEXICO, S.A. DE C.V., HEREBY REPRESENTED BY MR. DANIEL ISAAC SALCEDO ZERMENO, (HEREINAFTER IDENTIFIED AS THE "ASSIGNEE"), IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES.
REPRESENTATIONS
I. The ASSIGNOR, represents throuqh

su reoresentante:

1. Que es una sociedad minera constituida conforme a las leyes de los Estados Unidos Mexicanos, segun consta en la escritura publica 6,023, de fecha 27 de febrero de 1998, otorgada ante el licenciado Jose Luis Villavicencio Castaneda, Notario 218 del Distrito Federal, inscrita en el Registro Publico de Comercio del Distrito Federal en el folio mercantil numero 234949 con fecha 24 de abril de 1998, igualmente inscrita en el Registro Federal de Contribuyentes con la clave MZA-980227-RE3 y que, de acuerdo con su objeto social, esta capacitada para ser titular de concesiones mineras y para celebrar cualquier clase de contratos que tengan por objeto derechos derivados de dichas concesiones y, por tales razones, se encuentra autorizada para celebrar este Contrato y obligarse en los terminos y condiciones establecidos en este documento.

2. Que su representante cuenta con facultades necesarias para obligarla en los terminos del presente contrato, tal y como se acredita con la escritura publica numero its representative:

1. That it is a Mexican mining company incorporated in accordance with the laws of the Mexican United States, as evidenced in pubic instrument 6,023 of February 27, 1998 granted before Mr. Jose Luis Villavicencio Castaneda Notary Public 218 for the Federal District, registered at the Public Registry of Commerce of Mexico City under mercantile folio number 234949 on April 24, 1998 likewise recorded with the Federal Taxpayers’ Registry under number MZA-980227-RE3; and that according with the company’s bylaws, it has legal capacity to hold mining concessions and to enter into any agreement thereto, therefore it has the legal capacity to enter into this Agreement and be bound by the terms and conditions established herein.

2. That its legal representative has enough authority to act for and on behalf, and to bind the ASSIGNOR in terms of this Agreement, as evidenced in public instrument

10,081, de fecha 18 de septiembre del 2002, otorgada ante el licenciado José Sergio Miller Mata, titular de la Notaría 5 de Hidalgo del Parral Estado de Chihuahua, mismas facultades que, a la fecha de firma de este documento, no le han sido revocadas, limitadas o modificadas en forma alguna.	number 10,081 dated September 18, 2002, granted before Mr. Jose Sergio Miller Mata Notary Public 5, in Hidalgo del Parral for the State of Chihuahua, which authority, as of the date of execution of this document has not been revoked nor modified in any manner whatsoever.
3. Que es única titular de los derechos derivados de las concesiones mineras que amparan a los lotes: "San Pedro Fracción 1", título 233694; y, "San Pedro Fracción 2", título 233693, cuyos datos de identificación son los siguientes:	**3.** That it is the holder of the rights deriving from the mining concessions covering the lots: "San Pedro Fracción 1", title 233694, and, "San Pedro Fracción 2", title 233693, with the following identification data:
a) "San Pedro Fracción 1", concesión minera, título 233694, expedido el 31 de marzo de 2009, ubicado en el Municipio de SanPedro Totolapan, Oaxaca, con una superficie de 2,554.0000 hectáreas, inscrito bajo el número 114 a fojas57 del volumen 375 del Libro General de Concesiones del Registro Público de Minería; y,	a) "San Pedro Fracción 1", mining concession, title 233694, issued on March 31, 2009, located in the Municipality of San Pedro Totolapan, Oaxaca, with a surface of 2,554.0000 hectares, recorded under number 114 page 57 volume 375 of the Book of Mining Concessions kept by the Public Registry of Mining; and,
b) "San Pedro Fracción 2", concesión minera, título 233693, expedido el 31 de marzo del 2009, ubicado en el Municipio de San Pedro Totolapan, Oaxaca, con una superficie de 1,860.2110 hectáreas, inscrito bajo el número 113 a fojas 57 del volumen 375 del Libro General de Concesiones del Registro Público de Minería.	b) "San Pedro Fracción 2" mining concession, title 233693, issued on March 31, 2009, located in the Municipality of San Pedro Totolapan, Oaxaca, with a surface of 1,860.2110 hectares, recorded under number 113 page 57 volume 375 of the Book of Mining Concessions kept by the Public Registry of Mining.
Las concesiones mineras a que se refieren los incisos anteriores son identificadas conjuntamente como los LOTES.	The mining concessions referred to in the previous paragraphs are jointly identified as the LOTS.
4. Que a su leal saber y entender, se encuentra al corriente en el cumplimiento de la obligación de presentar ante la Dirección General de Minas comprobaciones de las obras y trabajos efectuados en los LOTES.	**4.** That to the best of its knowledge, it is current in the compliance of the obligation consisting in filing before the General Direction of Mines, proof of assessment works carried out within the LOTS.
5. Que hasta donde es de su conocimiento, se encuentra al corriente en el cumplimiento de la obligación consistente en pagar los derechos sobre minería que	**5.** That to the best of its knowledge, itis current in the compliance of the obligation consisting of the payment of mining duties referred to in the Federal Law of Duties and

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establece la Ley Federal de Derechos y que corresponden a los LOTES. No obstante lo anterior, en caso de que las autoridades determinen la existencia de diferencias a cargo de la CEDENTE, entre los derechos sobre minería que hayan sido pagados y los derechos que debieron haberse cubierto en su oportunidad hasta la fecha de celebración de este Contrato, la CEDENTE pagará tales diferencias, lo cual llevará a cabo a la mayor brevedad y siempre dentro del plazo que se le conceda para tales efectos. En este sentido, la CEDENTE manifiesta que hasta esta fecha no ha recibido de la Dirección General de Minas oficio alguno mediante el cual se le requiera el pago de diferencias por concepto de derechos sobre minería derivado de las concesiones que amparan a los LOTES.	which correspond to the LOTS. Notwithstanding the foregoing, should the authorities determine the existence of any balance due by the ASSIGNOR, resulting from the mining duties effectively paid up to this date and those duties that should have been paid up to the date of execution of this Contract, the ASSIGNOR commits itself to pay said balances, which shall be made at its earliest convenience and always within the respective term granted to that effect. In said sense, the ASSIGNOR declares that as of this date, same has not received from the General Direction of Mines any official communication whereby the authority requires the payment of any balance deriving from mining duties of the mining concessions covering the LOTS.
6. Que hasta donde es de su conocimiento, las mojoneras que precisan la ubicación del punto de partida de cada uno de los LOTES se encuentran en buen estado de conservación, fueron construidas en los términos de ley y conservadas en el mismo lugar previamente aprobado por las autoridades mineras.	6. That to the best of its knowledge, the landmarks indicating the location of the starting point of each one of the LOTS, are well preserved, were built according to the law and are maintained in the same place previously approved by the mining authorities.
7. Que los derechos derivados de las concesiones mineras que amparan a los LOTES se encuentran libres de toda carga, gravamen o limitación de dominio de cualquier naturaleza, excepto por los derechos de la CEDENTE y que, a esta fecha, la CEDENTE no tiene celebrado ni celebrará contrato alguno distinto a los contenidos en este documento, ni han ejecutado o ejecutará acto alguno respecto a los LOTES, que limite, en cualquier forma, los derechos que tiene sobre las concesiones mineras citadas, por lo que la CEDENTE garantiza la existencia, legitimidad y disponibilidad de sus derechos.	7. That the rights derived from the mining concessions covering the LOTS are free of any lien, encumbrance, charge or ownership limitation of any nature, except for those of the ASSIGNOR, and that to this date, the ASSIGNOR has not entered into any agreement other than this one, nor has it executed nor will it execute any act in relation with the LOTS that may limit, in any way whatsoever, the rights covering the aforementioned mining concessions, therefore the ASSIGNOR guarantees the existence, legitimacy and availability of the rights it has over the mining concessions covering the LOTS.
8. Que con relación a las actividades mineras desarrolladas en los LOTES hasta esta fecha, hasta donde es de su	8. That in relation with the mining activities carried out within the LOTS until this date, the it represents that, to the best of its

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conocimiento, la misma se encuentra en total cumplimiento con las leyes y reglamentos aplicables, incluyendo los relativos a asuntos de índole laboral, fiscal y ambiental; asimismo que, hasta donde es del conocimiento de la propia CEDENTE:	knowledge, it is in compliance with the applicable laws and regulations, including all labor, fiscal and environmental matters; likewise, that to the best of its knowledge:
(i) Las condiciones en las que se encuentran los LOTES y las operaciones llevadas a cabo en los mismos, está en apego a las leyes aplicables en materia ambiental, incluyendo pero no limitándose a asuntos relacionados con el almacenamiento y eliminación de desechos;	(i) The condition of the LOTS in relation to the operations carried out within them are in compliance with the applicable environmental laws and regulations, including but not limiting to all matters related with wastes storage and disposal;
(ii) No existen órdenes o requerimientos vigentes relacionados con asuntos ambientales, por los que se solicite cualquier reparación, trabajo, construcción o gasto con respecto a los LOTES o a las operaciones relacionadas con los mismos, ni la CEDENTE ha recibido comunicado alguno relacionado con lo anterior, ni se encuentra al tanto de que exista base alguna para suponer que dichas órdenes o requerimientos pudieran ser emitidos.	(ii) There are no outstanding orders or requirements related with environmental matters for which any repair, work, construction or expense has been requested in relation with the LOTS, or the operations related with same, nor has the ASSIGNOR received any notice related with the aforementioned, nor does it have any knowledge that there is any reason for which such order or requirement must be issued.
(iii) Las concesiones mineras que amparan a los LOTES, a la fecha de celebración de este Contrato, no se encuentran ubicadas dentro de Áreas Naturales Protegidas ni Reserva Ambiental alguna, sea de carácter federal o estatal, ni la CEDENTE ha recibido comunicación alguna sobre la posible creación de una reserva de ese tipo sobre el área en donde se localizan los LOTES.	(iii) The mining concessions covering the LOTS are, as at the date of this Contract, not located within any Protected Natural Areas or Environmental Reservation, either federal or state, nor has the ASSIGNOR received any information related to the possible creation of a reservation of this type within the area where the LOTS are located.
9. Que la CEDENTE, en este acto, desea celebrar con la CESIONARIA, Contrato de Cesión de todos los Derechos derivados de las concesiones mineras que amparan a los LOTES.	**9.** That the ASSIGNOR hereby wishes to enter into, with the ASSIGNEE, this Contract of Assignment of Rights deriving from the mining concessions covering the LOTS.

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1. Registro Federal de Contribuyentes bajo la clave GTR- 970919-T44, y que, de acuerdo con su objeto social, esta capacitada para ser titular de concesiones mineras, asi como para celebrar contratos que tengan por objeto derechos privados derivados de dichas concesiones.

2. Que con fecha 23 de febrero de 2012, la CEDENTE cambio su denominacion por la de Don David Gold Mexico, S.A. de C.V., segun consta en la escritura publica 7,922 de fecha 23 de febrero del 2012, otorgada ante el licenciado Guillermo A. Vigil Chapa, titular de la Notaria numero 247 del Distrito Federal, y debidamente inscrita en el folio mercantil electronico numero 230110 del Registro Publico de la Propiedad y de Comercio del Distrito Federal, inscrita en el Registro Federal de Contribuyentes bajo la clave DDG- 970919-675, continuando capacitada para ser titular de concesiones mineras, as! como para celebrar contratos que tengan por objeto derechos privados derivados de dichas concesiones.

3. Que con fecha 25 de mayo de 2012, la CEDENTE se fusiono con la sociedad del mismo grupo corporativo denominada Don David Gold, S.A. de C.V., y derivado de lo cual, subsiste Don David Gold Mexico, S.A. de C.V., segun consta en la escritura publica 8,293 de fecha 25 de mayo del 2012, otorgada ante el licenciado Guillermo A. Vigil Chapa, titular de la
II. Declara la CESIONARIA por conducto de su representante:

Que es una sociedad minera mexicana, constituida originalmente bajo la denominacion Golden Trump Resources, S.A. de C.V. conforme a las leyes de los Estados Unidos Mexicanos, segun consta en la escritura publica 39,618 de fecha 19 de septiembre de 1997, otorgada ante el licenciado Jose Manuel Gomez del Campo Lopez, titular de la Notaria numero 136 del Distrito Federal, y debidamente inscrita en el folio mercantil electronico numero 230110 del Registro Publico de la Propiedad y de Comercio del Distrito Federal, inscrita en el
1. mining concessions and to enter into any agreement thereto.

2. That on February 23, 2012, the ASSIGNOR changed its corporate name to Don David Gold Mexico, S.A. de C.V., as evidenced in pubic instrument 7,922 of February 23, 2012, granted before Mr. Guillermo A. Vigil Chapa, Notary Public 247 for the Federal District, duly recorded in the Public Registry of Commerce of Mexico Federal District under electronic folio number 230110, recorded with the Federal Taxpayers’ Registry under number DDG-970919-675, and maintaining its legal capacity to hold mining concessions and to enter into any agreement thereto.

3. That on May 25, 2012, the ASSIGNOR merged with the company of the same group of interest Don David Gold, S.A. de C.V. and from which Don David Gold Mexico, S.A. de C.V. survived, as evidenced in pubic instrument 8,293 of May 25, 2012, granted before Mr. Guillermo A. Vigil Chapa, Notary Public 247 for the Federal District, duly

1. Que con fecha 25 de mayo de 2012, la CEDENTE se fusiono con la sociedad del mismo grupo corporativo denominada Don David Gold, S.A. de C.V., y derivado de lo cual, subsiste Don David Gold Mexico, S.A. de C.V., segun consta en la escritura publica 8,293 de fecha 25 de mayo del 2012, otorgada ante el licenciado Guillermo A. Vigil Chapa, titular de la
II. The ASSIGNEE represents through its representative:

That it is a Mexican mining company incorporated originally under the corporate name of Golden Trump Resources, S.A. de C.V. in accordance with the laws of the Mexican United States, as evidenced in pubic instrument 39,618 of September 19, 1997, granted before Mr. Jose Manuel Gomez del Campo Lopez, Notary Public 136 for the Federal District, duly recorded in the Public Registry of Commerce of Mexico Federal District under electronic folio number 230110, recorded with the Federal Taxpayers’ Registry under number GTR-970919-T44, and that according with the company’s by-laws, it has legal capacity to hold whatsoever.

2. That the ASSIGNEE declares to know the legal status of the mining concessions that cover the LOTS.

3. Given that it wishes to acquire from the ASSIGNOR all of the rights and obligations deriving from the mining concessions covering the LOTS, the ASSIGNEE wishes to enter into this contract with the ASSIGNOR in order to acquire said rights.
Given the foregoing declarations, the parties agree to the following:
CLAUSES

FIRST. The ASSIGNOR, on the terms and subject to the conditions set forth in this Contract, hereby transfers to the ASSIGNEE and the ASSIGNEE hereby acquires, without limitation of any nature whatsoever, in terms of article 23 of the Mining Law, the totality of the rights and obligations deriving from the mining concessions covering the LOTS. los LOTES

1. That on May 25, 2012, the ASSIGNOR merged with the company of the same group of interest Don David Gold, S.A. de C.V. and from which Don David Gold Mexico, S.A. de C.V. survived, as evidenced in pubic instrument 8,293 of May 25, 2012, granted before Mr. Guillermo A. Vigil Chapa, Notary Public 247 for the Federal District, duly
Notaria numero 247 del Distrito Federal, y debidamente inscrita en el folio mercantil electronico numero 230109 del Registro Publico de la Propiedad y de Comercio del Distrito Federal, inscrita en el Registro Federal de Contribuyentes bajo la clave DDG- 970919-675, y que continua estando capacitada para ser titular de concesiones mineras, as! como para celebrar contratos que tengan por objeto derechos privados derivados de dichas concesiones.

Que el representante de la CESIONARIA, tiene facultades suficientes para actuar en nombre y representation de esta, obligandola en los terminos de estos Contratos, como consta en la escritura publica 4,900 de 24 de febrero del 2010, otorgada ante el licenciado Guillermo Aaron Vigil Chapa, Notario Publico
1. 247 del Distrito Federal; facultades que, a la fecha de firma de este documento, no le han sido revocadas, limitadas o modificadas en forma alguna.

2. Que la propia CESIONARIA conoce el estado legal que guardan las concesiones mineras que amparan los LOTES.

3. Que dado que desea adquirir del CEDENTE, todos los derechos y obligaciones que derivan de las concesiones mineras que amparan alos LOTES, la CESIONARIA desea celebrar con el CEDENTE este Contrato con la finalidad de adquirir los mismos.
Dadas las declaraciones anteriores, las partes convienen en las siguientes:
CLAUSULAS

PRIMERA. La CEDENTE, de acuerdo a los terminos y condiciones establecidas en este Contrato, en este acto transmite a la CESIONARIA y la CESIONARIA adquiere, sin reserva ni limitation alguna, en terminos del articulo 23 de la Ley Minera, la titularidad y todos los derechos y obligaciones que derivan de las concesiones mineras que amparan a recorded in the Public Registry of Commerce of Mexico Federal District under electronic folio number 230109, recorded with the Federal Taxpayers’ Registry under number DDG-970919-675, and maintaining its legal capacity to hold mining concessions and to enter into any agreement thereto.

Esta cesion surtira efectos en los terminos de este Contrato y conforme a la Ley Minera y su Reglamento.

SEGUNDA. La contraprestacion que en este acto se paga a la CEDENTE, por la cesion de derechos objeto de este Contrato, es la cantidad total de $100,000.00 dls. (cien mil dolares 00/100 moneda de los Estados Unidos de America), mas el Impuesto al Valor Agregado (IVA) correspondiente, mas $16,555.00 (dieciseis mil quinientos cincuenta y cinco dolares 00/100 moneda de los Estados Unidos de America) siendo una parte proporcional de la CESIONARIA de los pagos de derechos realizados el 31 de enero del 2013, misma cantidad que se paga a la celebration de este Contrato.

En relation con lo anterior, la CEDENTE manifiesta haber recibido de la CESIONARIA, a su entera satisfaction la cantidad a que se refiere el parrafo que antecede, mas el Impuesto al Valor Agregado correspondiente, por lo que en este mismo acto otorga a la CESIONARIA el finiquito mas amplio que en derecho proceda respecto de dicha cantidad, expidiendo al efecto el recibo correspondiente, en terminos de las disposiciones fiscales aplicables.

TERCERA. Asimismo, a partir del initio de la production comercial de Productos de las concesiones mineras que amparan a los LOTES, la CESIONARIA pagara a la CEDENTE, una regalia equivalente al 2.0% (Dos por ciento) (en adelante identificada como Regalia de Production) de los Ingresos Netos de Fundicion, la cual sera calculada y pagada de acuerdo con el Convenio de Regalia que se adjunta como Anexo “A” de este Contrato como si a la letra se insertase (en adelante identificado como el “Convenio de Regalia”).

CUARTA. A partir de la fecha de firma y

SECOND. The consideration that is hereby paid to the ASSIGNOR for the assignment of rights under this Contract, is the amount of US$100,000.00 (One hundred thousand dollars from the United Stated of America) plus the corresponding Added Value Tax, plus US$16,555.00 (Sixteen thousand five hundred and fifty five dollars from the United States of America) being ASSIGNEE’S pro-rata share of the mineral taxes paid on January 31, 2013, which amount is paid upon the execution of this Contract.

With respect to that mentioned above, the ASSIGNOR acknowledges having received from the ASSIGNEE the amount referred to in the preceding paragraph, plus the corresponding Value Added Tax, reason why, it hereby grants to the ASSIGNEE the broadest discharge with respect to said amount, issuing for such purpose the corresponding invoice, in the accordance with the applicable legal provisions.

THIRD.                                  Likewise, upon the
commencement of commercial production of the LOTS, the ASSIGNEE shall pay to the ASSIGNOR a royalty equal to 2.0% (Two percent) of the net smelter returns (hereinafter “Production Royalty”) to be calculated and paid in accordance with the Royalty Agreement attached as Schedule “A” to this Contract and made a part hereof (hereinafter “Royalty Agreement”).

FOURTH. As from the date of execution

and ratification before a Notary of this Contract by both parties, the ASSIGNEE shall be responsible for complying with any obligation, contingency or requirement which may result from the activities carried out within the LOTS.

Likewise, as from the date of execution of this Contract of Assignment of Rights, the ASSIGNEE shall comply with each and every obligation deriving from the titles of mining concession covering the LOTS.

FIFTH. The parties ratify before a Notary Public the content and signatures of this Contract and the Royalty Agreement and, for the purposes mentioned in the first paragraph of article 23 of the Mining Law, the ASSIGNEE expressly obligates itself to request the registration of this Contract and the Royalty Agreement at the Public Registry of Mining in terms of the applicable legal provisions.

SIXTH. ASSIGNEE may at any time sell, transfer or otherwise dispose of all or any portion of the mining concessions covering the LOTS, provided that any purchaser or transferee of any such interest will have first delivered to ASSIGNOR its agreement to comply with the Production Royalty payment, containing:

a covenant by such transferee to comply with all the obligations of
(a)	ASSIGNEE to be performed under this Contract and the Royalty Agreement;

(b)	a provision subjecting any further sale, transfer or other disposition of the referred lots or any portion thereof to compliance with the obligations contained in this Contract and ratification ante Notario de este Contrato por ambas partes, la CESIONARIA sera responsable de hacer frente a cualquier obligacion, contingencia o requerimiento que derive de las actividades que se desarrollen en las concesiones mineras que amparan a los LOTES.
Asimismo, a partir de la fecha de celebration de este Contrato de Cesion de Derechos, la CESIONARIA sera responsable de dar cumplimiento a las obligaciones que derivan de los titulos de concesion minera que amparan a los LOTES.

QUINTA. Las partes ratifican el contenido y firmas de este Contrato y del Convenio de Regalia ante Notario Publico y, para los fines senalados en el primer parrafo del articulo 23 de la Ley Minera, la CESIONARIA se obliga expresamente a solicitar la inscription de este Contrato y del Convenio de Regalia en el Registro Publico de Mineria, en los terminos de las disposiciones legales aplicables.

SEXTA. La CESIONARIA en todo momento podra vender, transferir o disponer de toda o una parte de las concesiones mineras que amparan a los LOTES, siempre y cuando el comprador o adquirente haya entregado primero a la CEDENTE su conformidad de dar cumplimiento al pago de la Regalia sobre Production, en la que se incluya:

(a)	Un acuerdo por parte de dicho cesionario de cumplir con todas las obligaciones de la CESIONARIA conforme al presente Contrato y del Convenio de Regalia;

una estipulacion en donde se someta la venta, transferencia u otra disposition adicional de las referidas concesiones mineras al cumplimiento de las obligaciones contenidas en este Contrato y del Convenio de regalia;

El presente Contrato sera obligatorio para ambas partes y sus respectivos sucesores, herederos y cesionarios permitidos.

SEPTIMA. Moneda de Pago e IVA.
Todas las cantidades referidas a dolares en este Contrato, se entienden en dolares de los Estados Unidos de America y la CESIONARIA podra cubrir tales cantidades en dicha moneda, o bien, su equivalente en moneda nacional a la fecha de pago; asimismo, a las cantidades que deban ser cubiertas conforme a este Contrato, se les agregara el Impuesto al Valor Agregado (IVA) correspondiente a cada pago.

OCTAVA. Caso Fortuito o Fuerza Mayor. Queda                                                                                     expresamente
convenido que la CESIONARIA no sera responsable por la demora o incumplimiento total o partial, de sus obligaciones al amparo de este Contrato y del Convenio de Regalia y de efectuar los pagos a que se refiere la Clausula Tercera de este Contrato, cuando dicha demora o incumplimiento provenga o resulte de caso fortuito o fuerza mayor, esto es, de hechos o acontecimientos de la naturaleza o del hombre que sean imprevisibles o que, aun cuando puedan preverse, no puedan evitarse por la CESIONARIA.

En caso de que se presente algun supuesto que
de lugar al caso fortuito o a la fuerza mayor, la CESIONARIA debera notificarlo a la CEDENTE dentro de un termino de 30 (treinta) dlas naturales, contados a partir de la fecha en que la CESIONARIA haya tenido conocimiento del suceso.
Si el caso fortuito o la fuerza mayor se mantienen por mas de 30 (treinta) dias the Royalty Agreement;

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns

SEVENTH. Currency and VAT. All the
amounts referred to in dollars in this Agreement, are understood in dollars of the United States of America and the ASSIGNEE may pay said amounts in said currency or, in its equivalent in Mexican currency on the date of payment; likewise to all of the amounts that according to this Agreement must be paid, the corresponding Value Added Tax (VAT) shall be included.

EIGHTH. Force majeure or Acts of God. It is expressly agreed that the ASSIGNEE shall not be liable for the delay whether total or partial non-fulfillment of its obligations under this Agreement and to make the Production Royalty payments referred to in Clause Third of this Agreement, when such delay or non-fulfillment results from acts of God or force majeure, that is, by nature or man caused facts or events which are unpredictable or, even if they may be, cannot be avoided by the ASSIGNEE.

In the event some situation occurs causing the acts of God or force majeure, the ASSIGNEE shall notify it to the ASSIGNOR within a term of 30 (thirty) calendar days, counted as of the date in which the ASSIGNEE is aware of the event.

If the act of God or the force majeure continues for over 30 (thirty) calendar days, naturales, la vigencia de este Contrato o pagos conforme a este Contrato, se extenderan por un plazo igual al de la duration del caso fortuito o la fuerza mayor, en forma consistente.

naturales, la vigencia de este Contrato o pagos conforme a este Contrato, se extenderán por un plazo igual al de la duración del caso fortuito o la fuerza mayor, en forma consistente.	the term of this Agreement and the term to perform any payment in accordance to this Agreement shall be extended for a term which duration is equal to the acts of God or the force majeure in a consisting manner.
NOVENA. Gastos, Honorarios e Impuestos. Todos los gastos, honorarios y derechos que se causen con motivo del otorgamiento de estos Contratos serán por cuenta de la CESIONARIA.	**NINTH. Expenses, Fees and Taxes.** All the expenses, fees and taxes caused as a consequence of the execution of this Agreement shall be borne by the ASSIGNEE.
Lo anterior, salvo por lo que se refiere a los honorarios y gastos en que incurra la CEDENTE por concepto de asesoría legal o de cualquier otra índole, y el Impuesto Sobre la Renta a cargo de la CEDENTE, quien se obliga a expedir las facturas correspondientes y que deberá reunir todos los requisitos fiscales, en los términos de las disposiciones legales que resulten aplicables.	The foregoing except for the legal fees or any other expenses incurred by the ASSIGNOR and the Income Tax of the ASSIGNOR, who is responsible of issuing the respective invoices on the amounts received by it and which shall meet with all the tax requirements in terms of the applicable legal provisions.
Asimismo, la CEDENTE se compromete a dar cumplimiento con todas las obligaciones que le impone las leyes fiscales vigentes, en virtud de haber manifestado a la CESIONARIA estar inscrita en el Registro Federal de Contribuyentes bajo la clave MZA-980227-RE3.	Likewise, the ASSIGNOR, has the obligation to comply with each and all of the obligations imposed by the applicable tax provisions given it declared to the ASSIGNEE be registered with the Federal Taxpayers' Registry under number MZA-980227-RE3.
Conforme a los términos de la Ley del Impuesto al Valor Agregado, por cada pago que reciba la CEDENTE, ésta trasladará y desglosará en forma expresa el Impuesto al Valor Agregado correspondiente, conforme a los artículos aplicables de la Ley citada, así como aplicables del Código Fiscal de la Federación.	Pursuant to the provisions of the Value Added Tax Law, for each payment that the ASSIGNOR has received, it shall transfer and separate in an express manner, the amount corresponding to the Value Added Tax, pursuant to the applicable articles of the abovementioned Law, as well as those applicable articles of the Fiscal Code of the Federation.
DECIMA. Comunicaciones. Todas las comunicaciones que se hagan las partes conforme a este Contrato serán por escrito, entregadas en sus domicilios en forma fehaciente o por medio de facsímile contraseñado y, al efecto, las partes señalan los siguientes domicilios:	**TENTH. Communications.** All communications to be made among the parties pursuant to this Agreement shall be in writing, delivered at their domiciles; and, for such purpose, the parties designate the following domiciles:

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LA CEDENTE:
COMPANIA MINERA ZAPATA S.A. DE C.V.
Maclovio Herrera No. 64 Interior L. Colonia
Centro C.P. 33800
Hidalgo del Parral, Chihuahua
At’n. Representante legal
Tel. (627)522 22 93

LA CESIONARIA:
DON DAVID GOLD MEXICO, S.A. DE C.V. Paseo de las Palmas No. 755-902 Col. Lomas de Chapultepec C.P. 11000, Mexico D.F.
At’n. Representante Legal Tel: 55-5540-3020

Cualquier cambio de domicilio o de representante se comunicara por escrito, entregado en forma fehaciente. No obstante lo anterior, si cualquiera de las partes omite notificar a la otra de cualquier cambio de domicilio, se entendera que las notificaciones efectuadas en el ultimo domicilio senalado seran plenamente validas y surtiran todos sus efectos.

DECIMA PRIMERA. Ausencia de Lesion.
Las partes, no obstante la naturaleza de este documento, declaran expresamente que en las convenciones objeto del mismo no existe lesion y, aun cuando la hubiese, renuncian expresamente al derecho de pedir la nulidad relativa de que tratan los articulos 2228 y 2239 del Codigo Civil para el Distrito Federal y sus correlativos del Codigo Civil Federal.

DECIMA SEGUNDA. Leyes Aplicables y Jurisdiction. Este contrato que se celebra en terminos del artlculo 78 del Codigo de Comercio es de naturaleza mercantil, por lo que, para lo que no este expresamente aqul pactado y para la interpretation y cumplimiento del mismo se aplicara la Ley Minera, su Reglamento y el Codigo de Comercio, asi como, en su caracter de supletorio, el Codigo Civil Federal, para lo no previsto en los primeros.
THE ASSIGNOR :
COMPANIA MINERA ZAPATA, S.A. DE C.V.
Maclovio Herrera No. 64 Interior L. Colonia
Centro C.P. 33800
Hidalgo del Parral, Chihuahua
At’n. Legal Representative
Tel. (627)522 22 93
THE ASSIGNEE:
DON DAVID GOLD MEXICO, S.A. DE C.V.
Paseo de las Palmas No. 755-902
Col. Lomas de Chapultepec
C.P. 11000, Mexico Federal District
At’n. Legal Representative
Tel: 55-5540-3020

Any change of address or representative shall be communicated in writing and delivered conclusively. Notwithstanding the foregoing, if any of the parties fails to notify the other of any change of address, it is understood that the notifications made to the last domicile pointed out will be fully valid.

ELEVENTH. Absence of Injury.
Notwithstanding the nature of this document, the
parties expressly declare that no injury derives from the covenants contained in this document and, even in case it might exist, they expressly waive the right to request the relative nullity referred to in articles 2228 and 2239 of the Civil Code for the Federal District, the corresponding articles of the Federal Civil Code.

TWELFTH. Applicable Laws and Jurisdiction. This Agreement which is entered into in terms of article 78 of the Commerce Code, are of a mercantile nature; therefore, for all that not expressly agreed upon herein and for the interpretation of and compliance with same, the Mining Law, its Regulations and the Commerce Code shall apply, and for all that is not mentioned in the abovementioned laws and regulations, the Federal Civil Code.

Todas las desavenencias que deriven, resulten, o se relacionen con este Contrato distintas al Convenio de Regalía, serán resueltas definitivamente ante los tribunales competentes de la Ciudad de México, Distrito Federal o de Chihuahua, Chihuahua, a elección de la parte, renunciando a cualquier jurisdicción que pudiesecorresponderles en razón de sus actuales o futuros domicilios o por cualquier otra causa.	All disputes arising from and/or in connection with this Agreement other than under the Royalty Agreement shall be definitively settled by the courts of Mexico City, Federal District or of Chihuahua, Chihuahua, at the election of the respective party, resigning to any jurisdiction that may correspond to them by virtue of their current or future domiciles or because of any other reason.
Leído que fue por las partes este documento, lo ratifican en todos sus términos y firman para debida constancia la CEDENTE el 11 de marzo de 2013, en la Ciudad de Chihuahua, Chihuahua; y la CESIONARIA el ____ de ____________ de 2013 en la Ciudad de ________________, ________________.	Having read this document, the parties ratify same in its entirety and sign it, the ASSIGNOR on March, 11 2013, in the City of Chihuahua, Chihuahua; and the ASSIGNEE on ________________, 2013, in the City of ________________, ______________.
LA CEDENTE COMPAÑÍA MINERA ZAPATA, S.A. DE C.V. ________________ Francisco Heiras Mancera	**THE ASSIGNOR** COMPAÑÍA MINERA ZAPATA, S.A. DE C.V. ________________ Francisco Heiras Mancera
LA CESIONARIA DON DAVID GOLD MEXICO, S.A. DE C.V. ________________ Daniel Isaac Salcedo Zermeño	**THE ASSIGNEEE** DON DAVID GOLD MEXICO, S.A. DE C.V. ________________ Daniel Isaac Salcedo Zermeño

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